UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2017

Dextera Surgical Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On December 11, 2017, Dextera Surgical Inc. and Aesculap, Inc. (or its designee, “Aesculap”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which Dextera Surgical agreed to sell substantially all of its assets to Aesculap for $17.3 million. Of this amount: $2.0 million will be paid into escrow to cover indemnification claims, if any; an additional amount will be placed in escrow to cover any agreed or disputed cure amounts under outstanding agreements between Dextera Surgical and other parties; an amount necessary to pay off the DIP Loan Agreement (as defined below) will be paid to Aesculap, and the remainder will be paid to Dextera Surgical. The indemnification escrow will terminate after two years, and any amounts remaining after resolution of indemnification claims, if any, will be paid to Dextera Surgical.

Under the terms of the Asset Purchase Agreement and anticipated orders of the Court (defined below), other parties will be entitled to bid for Dextera Surgical’s assets, and Dextera Surgical will conduct an auction for its assets if one or more qualified bids are timely received, all under the provisions of the Bankruptcy Code and orders of the Court. See Item 1.03 below.

DIP Loan Agreement

On December 15, 2017, Dextera Surgical and Aesculap entered into a Post-Petition Loan and Security Agreement (the “DIP Loan Agreement”) pursuant to which Aesculap has agreed to loan to Dextera Surgical up to $1.5 million at an interest rate of 9.25% (subject to increase in the event of a default) to provide Dextera Surgical funds necessary to conduct its business through the process for the sale of its assets.  Subject to the entry of orders of the Court, and pursuant to the DIP Loan Agreement, Dextera Surgical granted Aesculap a security interest in substantially all of its assets, subject to permitted liens.  Aesculap is to be repaid the amounts loaned from the proceeds of the sale of Dextera Surgical’s assets or as a credit bid by Aesculap. Currently, pursuant to an interim order by the Court entered on December 13, 2017, Dextera Surgical is authorized to borrow only up to $750,000 under the DIP Loan Agreement pending entry of a final order. In connection with entering into the DIP Loan Agreement, Dextera Surgical executed and delivered to Aesculap a Line of Credit Note with a principal amount of the lesser of (i) $1.5 million, the maximum amount that may be drawn under the DIP Loan Agreement, or (ii) the amount that is actually advanced by Aescalap under the DIP Loan Agreement.

Item 1.03. Bankruptcy or Receivership.

On December 11, 2017, Dextera Surgical filed a voluntary petition (the “Chapter 11 Case”) for reorganization under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 Case is being administered under Dextera Surgical’s name: In re Dextera Surgical Inc. (Case No. 17-12913 (KJC)). The Company intends to continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court, and to sell its assets as described in Item 1.01 above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the DIP Loan Agreement is incorporated by reference here.

Item 9.01. Financial Statements and Exhibits.

Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated December 11, 2017, between Dextera Surgical Inc. and Aesculap, Inc.

10.1	Post-Petition Loan and Security Agreement, dated December 15, 2017, between Dextera Surgical Inc. and Aesculap, Inc.

10.2	Line of Credit Note, dated December 15, 2017, issued by Dextera Surgical Inc. to Aesculap, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dextera Surgical Inc.

Date: December 15, 2017	/s/ Robert Y. Newell
Robert Y. Newell
Chief Financial Officer